UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) June 5, 2018

WHIRLPOOL CORPORATION
(Exact name of registrant as Specified in Charter)

Delaware	1-3932	38-1490038
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 North M-63, Benton Harbor, Michigan		49022-2692
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (269) 923-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On June 5, 2018, Whirlpool Corporation (the “Company”) and its indirect wholly-owned subsidiary, Whirlpool EMEA Finance S.à r.l. (“Whirlpool EMEA Finance”), entered into a Term Loan Agreement with Wells Fargo Bank, National Association, as Administrative Agent, and certain other financial institutions. Wells Fargo Securities, LLC acted as Sole Lead Arranger and Sole Bookrunner for the Term Loan Agreement. The Term Loan Agreement provides for an aggregate lender commitment of €600 million (approximately $703 million as of June 5, 2018). The Company expects to utilize proceeds from the term loan facility for general corporate purposes, including repayment of certain outstanding commercial paper.
The Term Loan Agreement has a maturity date of December 1, 2019, and contains an unconditional Company guarantee for repayment of amounts borrowed by Whirlpool EMEA Finance under the term loan facility. The Company and Whirlpool EMEA Finance also agree to repay outstanding loan amounts with the proceeds received from any future capital markets transaction involving Whirlpool EMEA Finance as issuer or the Company as issuer or guarantor.
The interest and fee rates payable with respect to the term loan facility based on the Company's current debt rating are as follows: (1) the spread over EURIBOR is 1.00%; (2) the spread over prime is 0.125%; and (3) the ticking fee is 0.125%, as of the date hereof.
The Term Loan Agreement contains customary covenants and warranties including, among other things, a Company debt to capitalization ratio of less than or equal to 0.60 to 1.00 as of the last day of each fiscal quarter, and a Company rolling twelve month interest coverage ratio required to be greater than or equal to 3.0 to 1.0 for each fiscal quarter. In addition, the covenants limit the Company's ability to (or to permit any subsidiaries to), subject to various exceptions and limitations: (i) merge with other companies; (ii) create liens on its property; (iii) incur debt or off-balance sheet obligations at the subsidiary level; (iv) enter into transactions with affiliates, except on an arms-length basis; (v) enter into agreements restricting the payment of subsidiary dividends or restricting the making of loans or repayment of debt by subsidiaries to the Company or other subsidiaries; and (vi) enter into agreements restricting the creation of liens on its assets. The covenants also provide that Whirlpool EMEA Finance must at all times remain a wholly-owned subsidiary of the Company.
The lenders have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services for Whirlpool Corporation and its subsidiaries, for which they have received, and may in the future receive, customary compensation and expense reimbursement.
The description of the Term Loan Agreement is qualified in its entirety by reference to the complete text of the Term Loan Agreement, which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information regarding the Company's entry into the Term Loan Agreement provided under Item 1.01 above is hereby incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d): The following exhibits are being filed herewith:
See Exhibit Index.

Exhibit Index

Exhibit No.	Exhibit
10.1
Term Loan Agreement dated as of June 5, 2018 among Whirlpool Corporation, Whirlpool EMEA Finance S.à r.l., Wells Fargo Bank, National Association, as Administrative Agent, and certain other financial institutions.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 8, 2018		WHIRLPOOL CORPORATION

	By:	/s/ BRIDGET K. QUINN
	Name:	Bridget K. Quinn
	Title:	Assistant General Counsel and Corporate Secretary